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								  Exhibit 10

		       The Ohio Casualty Insurance Company
	    2004 Executive Management Team Annual Incentive Program

Overview

The 2004 Executive Management Team Annual Incentive Program ("Program") is designed to give participants the opportunity to earn a bonus based on criteria defined in Exhibit 1.

Eligibility for Participation

To be a participant, the employee must satisfy the eligibility requirements specified in Exhibit 1.

Eligibility for Bonus Payment

Unless otherwise provided in Exhibit 1, the following rules shall govern a participant's ability to receive a bonus payment under the Program.

Participants must meet the eligibility criteria as of the 15th day of the month to be considered eligible in that month. Bonuses for participants who are eligible for a bonus will be prorated (as described below) based on the months in which the participant is considered eligible.

If a participant retires, dies, or becomes disabled prior to the bonus payment date, he/she will be eligible for a prorated bonus only if he/she met the eligibility criteria January 2004 through and including March 2004 (or full bonus if he/she meets the eligibility criteria for all twelve months).

Participants who have been placed on disciplinary probation within the 12-month period preceding the bonus payment date are not eligible for the bonus.

If a participant is displaced out of an eligible position (as defined in Exhibit 1) in 2004, he/she is eligible for a prorated bonus if the participant is an employee on December 31, 2004 (or full bonus if he/she meets the eligibility criteria for all twelve months).

If a participant is demoted out of an eligible position in 2004, he/she is not eligible for the bonus. If a participant is demoted out of an eligible position after December 31, 2004 but before the bonus payment date, he/she is eligible for the bonus earned.

Any bonus will be prorated for the period of time that a participant is on a leave of absence in 2004 (except for any leave of absence covered under the Family Medical Leave Act).

Participants must be in good standing at the time of payout to be eligible for any bonus under this Program.

Participants must be employed at the time of payout to be eligible for any bonus under this Program unless (i) the employee retires, dies, or becomes disabled prior to the bonus payment date and the employee met the eligibility criteria January 2004 through and including March 2004, or (ii) the employee is displaced out of an eligible position prior to the bonus payment date and was an employee on December 31, 2004.


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Bonus Payments

The bonus amount will be calculated after all necessary data is available in accordance with Exhibit 1. It is expected that the bonus will be paid in the spring of 2005.

If Exhibit 1 provides that a portion of the bonus earned will be delayed, it is expected that the deferred portion will be paid in the spring of 2006. Any portion of the bonus to be paid in 2006 will be paid to those who met the eligibility requirements for the 2005 payout, unless the participant is no longer in good standing, has been placed on disciplinary probation within the 12-month period preceding the bonus payment date, or has terminated employment. Terminated participants will remain eligible for the 2006 portion of the bonus if (i) the employee retires, dies, or becomes disabled prior to the bonus payment date and the employee met the eligibility criteria January 2004 through and including March 2004, or (ii) the employee is displaced out of an eligible position prior to the bonus payment date and was an employee on December 31, 2004.

A participant's prorated bonus shall be determined by multiplying the bonus amount by x/12, with x being the number of whole months in the year during which the person was "eligible for the bonus." A person is considered "eligible for the bonus" for each month in which he/she meets the eligibility requirements as of the 15th day of the month.

If a participant dies prior to payment of the earned bonus, the bonus will be payable to the participant's estate.

Payment of a bonus to an employee on a leave of absence will not be made until the employee returns from the leave of absence and will be forfeited if such employee fails to return from the leave of absence.

The bonus payments will be considered a part of Final Average Compensation (as defined in The Ohio Casualty Insurance Company Employees Retirement Plan) if paid to the employee prior to his/her termination date.

The bonus payment will be included in a participant's Compensation (as defined in The Ohio Casualty Insurance Company Employee Savings Plan ("ESP")) if paid to the employee before his/her termination date to the extent permitted under the ESP. If the employee is contributing to the ESP at the time a bonus is paid and such bonus is included in his/her Compensation for such purposes of the ESP, contributions to the ESP will be deducted from any amount payable to the employee under this Program.

The Ohio Casualty Insurance Company ("OC") shall deduct from any amount payable to the employee under this Program any taxes required to be withheld under federal, state and local law.

Notwithstanding anything in this Program or Exhibit 1 to the contrary, but subject to the terms of a written Change in Control Agreement and the sixth paragraph under the Miscellaneous section of this document, the Executive Compensation Committee of the Board of Directors of Ohio Casualty Corporation (the "Compensation Committee") shall have the discretion to alter the amount, timing or form of payment of any bonus amount for any participant(s) under this

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Program in accordance with the guidelines established by the Compensation
Committee for such purpose.

Confidential Information

At all times during employment with OC or any of its subsidiaries and thereafter, employees shall not disclose, divulge, use or publish any Confidential Information (as defined below) except in connection with the employee's job responsibilities for OC or its subsidiaries or with the written permission by an authorized senior officer of The Ohio Casualty Insurance Company. For purposes of this section, Confidential Information means any and all confidential and/or proprietary information, data or knowledge of the Ohio Casualty Corporation ("OCC") or any of its subsidiaries including but not limited to (i) information regarding research, development, new products, marketing and selling strategies, operating plans and procedures, reinsurance, policyholders and agents, (ii) information regarding business plans and strategies, budgets, litigation and governmental proceedings, prices, costs and expenses and premium data, (iii) skills and compensation of other employees, and (iv) trade secrets, ideas, processes, source and object codes, data, computer programs and software, and other intellectual property. Confidential Information does not include information that is or becomes generally available to the public other than as a result of a disclosure by an employee in violation of this Program.

When an employee leaves the employ of OC (or at OC's earlier request), he or she will deliver to OC any and all computer disks and tapes, notes, memoranda and other documents, together with all copies thereof, and any other material containing or disclosing any Confidential Information.

Breach of this section will result in appropriate disciplinary action by OC up to and including termination of employment. OCC and OC shall have the right to enforce this section by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that OCC or OC may have for breach of this provision.

Miscellaneous

Full power and authority to construe, interpret and administer this Program, including determining the eligibility and the amount of any bonus payments hereunder will be vested in the Compensation Committee. The Compensation Committee shall have the sole and exclusive discretion in making any and all decisions regarding the Program's operation. In no circumstances may the Program be construed or interpreted as guaranteeing bonus payments being made to any eligible employee.

Since no employee has a guaranteed right to any bonus amount under this Program, any attempt by such an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated bonus amount shall be void and neither OCC nor any of its subsidiaries shall be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any such employee who might anticipate a bonus under this Program.

Nothing in this Program shall confer upon any employee any right to continue in the employment of OC or any subsidiary or limit in any way the right of OC or any subsidiary to terminate the employment of the employee at any time.

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This Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of OCC or any of its subsidiaries for payment of any bonus amount under this Program. No employee or any other person shall have any interest in any particular assets of OCC or any of its subsidiaries by reason of the right to receive a bonus payment under this Program and any such employee or any such other person shall have only the rights of a general unsecured creditor of OC or its applicable subsidiary regarding his or her rights under this Program.

OC reserves the right to amend or terminate the Program (in its sole discretion) by action of the Compensation Committee. A termination of the Program shall cause a discontinuance or forfeiture of any bonus amounts not earned at the time of termination. Any amendment made to the Program shall be effective as of the date such amendment is adopted and no such amendment shall adversely affect the rights of any employee to bonus amounts earned prior to the adoption of such amendment unless otherwise specified in such amendment.

If OCC or OC undergoes a sale, merger or consolidation or if there is a reclassification of stock or the exchange of stock for securities of another entity (other than a subsidiary of OCC or OC) that has acquired OCC's or OC's assets or which is in control (as defined in Internal Revenue Code Section 368(c)) of an entity that has acquired OCC's or OC's assets and the terms of that plan or agreement are binding on all holders of stock (except to the extent that dissenting shareholders are entitled to relief under applicable law), hereafter referred to as a "Change in Control", then OC shall (i) treat the date on which the Change in Control occurred as the date of payout for purposes of determining a participant's eligibility for a bonus under this Program, (ii) treat participants who are employed on the date on which the Change in Control occurred as being eligible for a bonus payment if the payout date was the date on which the Change in Control occurred, (iii) calculate the bonus payment to participants under this Program based on the prorated bonus calculation provided that a participant will be considered "eligible for the bonus" for the month in which the Change in Control occurred unless the participant would not have otherwise been considered "eligible for the bonus" for such month, (iv) determine the bonus amount based on the most recently disclosed financial statements of OCC preceding the date on which the Change in Control occurred, and (v) pay such bonus to eligible participants as soon as administratively feasible following the date on which the Change in Control occurred."

Nothwithstanding the provisions of the foregoing paragraph, the express terms of a written Change in Control Agreement with a participant in the Program shall govern the determination of an occurrence of a Change in Control as well as the terms, calculation, form and payout amount, for any bonus amount for such a participant under the Program.


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				  EXHIBIT 1
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       2004 Executive Management Team Annual Incentive Program Details


Eligibility to Participate

To be a participant, an employee must be a member of the Executive Management Team ("eligible position") on or after January 1, 2004 and on or before December 15, 2004 ("eligible employee"). An eligible employee will become a participant on the earliest date on or after January 1, 2004 on which he/she becomes an eligible employee.

Program Design

A target bonus amount has been defined for each participant based on his or her position. The target bonus amount is stated as a percent of base salary. Annual base salary as of December 31, 2004 (or such other date as determined by the Executive Compensation Committee of the Board of Directors of Ohio Casualty Corporation (the "Compensation Committee")) will be used to calculate the bonus.

The target bonus amount is divided into two components, one based on operating income and one based on combined ratio and premium. The initial amount of each component will be 50% of the total target bonus amount. No component of the bonus will be paid under this program unless the minimum threshold for corporate operating income is achieved.

Operating Income Component

     To determine the operating income component of the bonus, the target bonus amount will be multiplied by 50% (the weight of the component) and adjusted up or down based on before-tax operating income as shown in the Operating Income Matrix on the personalized sheet. Individual performance (measured using the Overall Performance Rating on the participant's 2004 Employee Evaluation form) is then used as a modifier, adjusting the result from the preceding sentence up or down as shown in the Individual Performance Matrix on the personalized sheet.

     Operating income will be measured by Ohio Casualty Corporation ("OCC") 2004 before-tax operating income, which may be adjusted to account for an extraordinary event(s), but only if approved by the Compensation Committee.

Combined Ratio Component

     For both Support Areas and Business Units, payment of the combined ratio component of the bonus is dependent on meeting the minimum threshold for corporate operating income.

     To determine the combined ratio component of the bonus, the target bonus amount will be multiplied by 50% (the weight of the component) and adjusted up or down based on the Combined Ratio Matrix on the personalized sheet. Individual performance (measured

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     using the Overall Performance Rating on the participant's 2004
     Employee Evaluation form) is then used as a modifier, adjusting the result from the preceding sentence up or down as shown in the Individual Performance Matrix on the personalized sheet.

     For Support Areas, the Combined Ratio Matrix will use 2004 corporate calendar year combined ratio.

     For Business Units, the Combined Ratio Matrix will use the business unit's 2004 gross written premium and 2004 calendar year combined ratio, depending on the business unit. The appropriate matrix is shown on the personalized sheet.

     The combined ratio and/or the gross written premium may be adjusted to account for an extraordinary event(s), but only if approved by the Compensation Committee.

     The calendar year combined ratio is net of reinsurance, includes residual markets and the effect of canceled agents, and includes National Workers' Compensation Pool and Commercial Auto Insurance Pool.

     Gross written premium excludes residual markets and National Workers' Compensation Pool and Commercial Auto Insurance Pool, and is gross of reinsurance.

     For Home Office Commercial Lines, the accident year combined ratio is all commercial lines, excluding bond and all umbrella. The gross written premium is all commercial lines, excluding all bonds and umbrellas.

     Home Office Commercial Umbrella includes all commercial umbrellas. Specifically, it is unsupported umbrellas written through umbrella-only agents plus unsupported and supported commercial umbrellas written through agents who are not umbrella-only agents.

Miscellaneous

If a participant has a job change in 2004 that does not affect eligibility for participation in this Program but does affect the bonus amount or bonus structure (for example, due to transfer from Support Area to Business Unit), the bonus will be prorated for the portion of the year that was spent in each eligible position. For example, if the participant spends part of the year in a Support Area and part of the year in a Business Unit, he/she is eligible for a prorated Support Area bonus and a prorated Business Unit bonus. The bonus amounts would be prorated based on the number of months the participant spent in the Support Area or Business Unit.

Any questions about the Executive Management Team Annual Incentive Program should be directed to Lynn Schoel (extension 2029 in the Home Office) or any other member of the Compensation Department.


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April 6, 2004